Exhibit 99.1

Dolphin Entertainment Acquires Premiere Talent Booking, Creative Content, and Event Agency SPECIAL PROJECTS

Special Projects Co-Founders Nicole Vecchiarelli and Andrea Oliveri (CREDIT: Jeff Henrikson)

High-res version available to download HERE

NEW YORK (October 3, 2023) – Dolphin Entertainment, Inc. (NASDAQ:DLPN) has acquired Special Projects, the leading agency in talent booking, creative content, and event production, in an immediately accretive acquisition. With a client roster of world-class brands in the media, entertainment, fashion, and luxury sectors, Special Projects joins preeminent PR firms 42West, Shore Fire Media and The Door, influencer marketing agency The Digital Department, and content studio Viewpoint Creative in the Dolphin Entertainment collection of specialty agencies.

With offices in New York and Los Angeles, Special Projects was co-founded by Andrea Oliveri and Nicole Vecchiarelli in 2016 to create a first-of-its-kind talent and event agency fueled by an editorial vision and curatorial sensibility. Oliveri and Vecchiarelli bring a combined 25-plus years of expertise in talent strategy, content creation, cultural forecasting, and event production to Dolphin Entertainment. Their keen eye for dynamic talent partnerships and deep-rooted relationships with agents, managers, and publicists have earned them unparalleled trust across the entertainment industry. Special Projects’ roster of clients includes A24, the Academy Museum of Motion Pictures, Apple TV+, the Apollo Theater, Amazon, Bumble, Bustle Digital Group, Chanel, GQ, the Infatuation, Louis Vuitton, Max Mara, Meta, NETFLIX, the Peabody Awards, Stella McCartney, Uber, W magazine, The Wall Street Journal and YouTube.

Dolphin Entertainment founder and CEO Bill O’Dowd, a film and television producer, saw the potential of bringing together the most influential firms in PR and marketing for entertainment, lifestyle, and social media. With the acquisition of Special Projects, O’Dowd has now brought together six specialized world-class agencies under the Dolphin umbrella, realizing his vision of a powerful collective.

“Earning a place in culture is the best, most lasting way for brands and talent to grow. No one knows that better than Andrea and Nicole, who have perfected the art of brand building through their unique use of celebrity booking and talent curation,” says O’Dowd. “Ideating and executing world-class events is a big part of Dolphin’s future, and adding Special Projects immediately catapults us into the industry-leading position. The reputations and relationships of Andrea and Nicole in the industry are simply unmatched, and I couldn’t be more thrilled to welcome them and their team into the Dolphin Entertainment family.”

“Seven years after launching Special Projects, the time was right to push the boundaries of our unique agency even further, expanding our reach into exciting new growth areas,” say Oliveri and Vecchiarelli. “We’re thrilled to partner with Dolphin Entertainment and a leader like Bill O’Dowd, who has the strategic vision and experience to help propel our business to new heights.”

Special Projects’ innovative approach to talent booking spans a wide array of industries and social sectors – from Hollywood A-listers to influential politicians, world-class athletes to C-suite executives, and chart-topping musicians to social media stars. The agency also curates bespoke guest lists and produces events for dozens of the most high-profile moments in the entertainment industry, including The Academy Museum Gala, Apple TV+ Ted Lasso Season 3 Premiere, the Chanel Tribeca Artists Dinner, Gucci Bungalow 8 Pre-Met Ball Party, Meta x Art Basel Miami Event, the Peabody Awards, Ralph Lauren x US Open, Stella McCartney x ADIDAS party, Versace Fashion Show, and the WSJ. Innovators, to name just a few. Moving forward, the bi-coastal firm will continue to bring new opportunities to its clientele of prominent brands while sharing its well-established luxury expertise and innovative thinking with its fellow agencies in Dolphin Entertainment.

Special Projects will operate under its own name, with Oliveri and Vecchiarelli remaining as co-CEOs, with its entire senior leadership team and staff welcomed into Dolphin Entertainment.

K&L Gates LLP served as legal counsel to Dolphin Entertainment. DLA Piper LLP served as legal counsel to Special Projects.

About Special Projects

Special Projects is a world-renowned talent booking, creative content, and special events agency that elevates media, fashion, and lifestyle brands through the unique use of celebrities and storytelling. Trusted by both companies and public figures, Special Projects creates opportunities that garner press, build engagement, drive sales, and uniquely position our partners within the zeitgeist. Our core services include talent strategy and partnerships, event activation and guest list curation, and brand amplification through celebrities, influencers, and culture-defining personalities. Our keen trend-spotting and cultural forecasting abilities allow us to keep our finger on the pulse of pop culture and highlight new talents before they hit the mainstream. Special Projects has been featured in the New York Times and Los Angeles Times, among other outlets. To learn more, visit specialprojectsmedia.com

About Dolphin Entertainment

Dolphin Entertainment is a leading independent entertainment marketing and production company. Through our subsidiaries 42West, The Door, and Shore Fire Media, we provide expert strategic marketing and publicity services to many of the top brands, both individual and corporate, in the film, television, music, gaming, and hospitality industries. All three PR firms have been ranked among the most recent Observer's "Power 50" PR Firms in the United States. Viewpoint Creative and The Digital Department complement their efforts with full-service creative branding and production capabilities and social media and influencer marketing services. Dolphin's legacy content production business, founded by Emmy-nominated CEO Bill O'Dowd, has produced multiple feature films and award-winning digital series, and has recently entered into a multi-year agreement with IMAX to co-produce feature documentaries. To learn more, visit:https://www.dolphinentertainment.com.

This press release contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, Dolphin Entertainment Inc.'s offering of common stock as well as expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by the use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict, and accordingly, Dolphin Entertainment's actual results may differ materially from the results discussed in its forward-looking statements. Dolphin Entertainment's forward-looking statements contained herein speak only as of the date of this press release. Factors or events Dolphin Entertainment cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause its actual results to differ from those expressed in forward-looking statements. Although Dolphin Entertainment believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Dolphin Entertainment undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

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